                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-37776

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JUNE 26, 2000)


                                 BE FREE, INC.

     This Prospectus Supplement No. 1 supplements our Prospectus dated
June 26, 2000 with respect to the filing on July 26, 2000 of a Current Report on Form 8-K regarding our financial results for our fiscal quarter ended June 30, 2000, as announced by us on July 26, 2000.

     Any statement contained in the Prospectus shall be deemed to be modified or superceded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

                            _______________________


                Prospectus Supplement No. 1, dated July 26, 2000

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2000 (July 26, 2000)
                                                  -----------------------------

                                 BE FREE, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                       000-27271                04-3303188
        --------                       ---------                ----------
(State or other jurisdiction  (Commission File Number)         (IRS Employer
    of incorporation)                                       Identification No.)

                  154 Crane Meadow Road, Marlborough, MA 01752
                  --------------------------------------------

            (Address of principal executive offices)     (Zip Code)

    Registrant's telephone number, including area code:   (508) 480-4000
                                                         ----------------

                                 Not Applicable
                                 --------------

         (Former name or former address, if changed since last report)

Item 5.  Other Events

     Be Free, Inc. (the "Company") is hereby filing this Current Report on Form 8-K regarding the Company's announcement on July 26, 2000 of the following financial results for its fiscal quarter ended June 30, 2000:

                                                           BE FREE, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (Amounts in thousands except share amounts)
                                                             Unaudited

                                                  THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                       JUNE 30,                                     JUNE 30,
                                                  2000                  1999                   2000                     1999
Revenue:
    Performance marketing
        services                               $  4,320               $   863               $  7,949                   $ 1,396
                                               --------               -------               --------                   -------
    Total revenue                                 4,320                   863                  7,949                     1,396

Operating expenses:
    Cost of revenue                                 852                   137                  1,455                       238
    Sales and marketing                           4,746                 2,085                  8,305                     3,350
    Client Services                               1,798                   677                  3,325                     1,146
    Development and engineering                   2,729                   920                  4,297                     1,482
    General and administrative                    1,755                   503                  2,931                       854
    Equity related compensation                     388                   503                    660                       953
    Merger related expenses                      13,754                     -                 19,103                         -
                                               --------               -------               --------                   -------
    Total operating expenses                     26,022                 4,825                 40,076                     8,023
    Operating loss                              (21,702)               (3,962)               (32,127)                   (6,627)

Interest income (expense), net                    2,584                    48                  3,665                      (168)
                                               --------               -------               --------                   -------
Net loss                                        (19,118)               (3,914)               (28,462)                   (6,795)
Accretion of preferred stock to
    redemption value                                  -                  (604)                     -                      (701)
                                               --------               -------               --------                   -------
Net loss attributable to common
    stockholders                               $(19,118)              $(4,518)              $(28,462)                  $(7,496)
                                               ========               =======               ========                   =======
Basic and diluted net loss per                   $(0.31)               $(0.36)                $(0.49)                   $(0.59)
    share
Shares used in computing basic
    and diluted net loss per share               61,963                12,670                 58,243                    12,644
------------------------------------------------------------------------------------------------------------------------------

Supplemental Data:
    Net loss attributable to
        common stockholders                    $(19,118)              $(4,518)              $(28,462)                  $(7,496)
    Equity related compensation                     388                   503                    660                       953
    Merger related charges                       13,754                     -                 19,103                         -
    Accretion of preferred stock
        to redemption value                           -                   604                      -                       701
                                               --------               -------               --------                   -------
    Adjusted net loss                          $ (4,976)              $(3,411)              $ (8,699)                  $(5,842)
                                               ========               =======               ========                   =======
    Supplemental net loss per                    $(0.08)               $(0.27)                $(0.15)                   $(0.46)
        share
    Shares used in computing
        supplemental net loss per share          61,963                12,670                 58,243                    12,644


                                 BE FREE, INC.
                          CONSOLIDATED BALANCE SHEETS
                            (AMOUNTS IN THOUSANDS)
                                   Unaudited

                                                                             JUNE 30,         DECEMBER 31,
                                                                               2000               1999
                                     ASSETS

 Current assets:
    Cash, cash equivalents and marketable securities                           $120,958           $71,738
    Accounts receivable, net of allowance for doubtful accounts                   3,251             1,328
    Prepaid expenses and other current assets                                     3,405             1,282
                                                                               --------           -------

       Total current assets                                                     127,614            74,348

 Marketable securities                                                           47,561             7,954
 Property and equipment, net                                                     15,655             7,967
 Intangible assets, net                                                         146,699                 -
 Other assets                                                                     1,817               568
                                                                               --------           -------

       Total assets                                                            $339,346           $90,837
                                                                               ========           =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
    Accounts payable and accrued expenses                                         9,645             3,883
    Deferred revenue                                                              1,951               943
    Current portion of long term debt                                             2,390               943
                                                                               --------           -------

       Total current liabilities                                                 13,986             5,769

 Long-term debt, net of current portion                                           3,694             2,507
                                                                               --------           -------

       Total liabilities                                                         17,680             8,276

 Stockholders' equity                                                           321,666            82,561
                                                                               --------           -------

       Total liabilities and stockholders' equity                              $339,346           $90,837
                                                                               ========           =======

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 26, 2000

                                   BE FREE, INC.

                                   By:  /s/ Stephen M. Joseph
                                      -------------------------
                                      Stephen M. Joseph
                                      Chief Financial Officer and Treasurer